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[LOGO] SUSQUEHANNA BANCSHARES, INC.

P.O. Box 1000
26 North Cedar Street
Lititz, PA 17543-1000

NEWS

FOR ADDITIONAL INFORMATION CONTACT:

Alison van Harskamp, Vice President and Director of Communications Susquehanna Bancshares, Inc., (717) 625-6260, communications@susqbanc.com

Susquehanna Bancshares, Inc. Announces Private
Placement of $75 Million of Subordinated Notes

FOR IMMEDIATE RELEASE:  LITITZ, PA, November 5, 2002:
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Susquehanna Bancshares, Inc. ("Susquehanna") (NASDAQ: SUSQ -news) announced today the completion on November 4, 2002 of a private placement of $75 million aggregate principal amount of 6.05% Subordinated Notes due November 1, 2012. The offering was made through initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"). The notes rank equally with Susquehanna's other subordinated indebtedness and are junior to the company's senior indebtedness.

Susquehanna expects to use the net proceeds of the offering to repay $50 million of maturing long-term senior indebtedness in 2003, and for general corporate purposes.

The notes have not been registered under the Securities Act, or any state securities laws. Unless so registered, the notes may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws. In connection with the sale of the 6.05% Subordinated Notes, Susquehanna has agreed to subsequently file a registration statement under the Securities Act in order to effect an exchange offer of the unregistered subordinated notes for registered subordinated notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Susquehanna is a financial holding company with assets of $5.4 billion operating in multiple states. It provides financial services through its subsidiaries at 157 locations in the mid-Atlantic region. In addition to eight commercial banks, Susquehanna operates a trust and investment company, an asset management company, a property and casualty insurance brokerage company and a vehicle leasing company. Investor information may be requested on Susquehanna's Web site at www.susqbanc.com.
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This press release contains "forward-looking" statements as defined in the
Private Securities Litigation Reform Act of 1995, including statements regarding the use of proceeds from the offering and Susquehanna's ability to consummate an exchange offer. These statements are not historical facts or guarantees of future performance, events or results. Such statements are based on Susquehanna's current expectations about future events and involve potential risks and uncertainties, including adverse changes in the

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